UNITED STATES
   SECURITIES AND EXCHANGE COMMISSION
         Washington, D.C. 20549
                                                OMB APPROVAL
                                                --------------------------------
                FORM 144/A                      OMB Number:        3235-0101
                                                Expires:     August 31, 2003
                                                Estimated average burden
                                                hours per response.......2.0
     NOTICE OF PROPOSED SALE OF SECURITIES      -------------------------------
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933
                                                          SEC USE ONLY
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                                                          DOCUMENT SEQUENCE NO.
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                                                          CUSIP NUMBER
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                                                          WORK LOCATION
ATTENTION:        Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or
                  executing a sale directly with a market maker.
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1. (a) NAME OF ISSUER (Please type or print)(b) IRS IDENT. NO.(c) S.E.C.FILE NO.
       Realty Income Corporation                 33-0580106         1-13374
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   (d) ADDRESS OF ISSUER STREET CITY STATE ZIP CODE 220 West Crest Street
       Escondido, CA 92025
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   (e) TELEPHONE AREA CODE NUMBERS
       760-741-2111
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2. (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
       Thomas A. Lewis
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   (b) IRS IDENT. NO. (c) RELATIONSHIP TO ISSUER
       ###-##-####          CEO/Vice-Chairman
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   (d) ADDRESS STREET           CITY     STATE    ZIP CODE
       220 West Crest Street    Escondido, CA      92025
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.
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3. (a) TITLE OF THE CLASS OF SECURITIES TO BE SOLD
       Options for Common Stock
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   (b) NAME AND ADDRESS OF EACH BROKER THROUGH WHOM THE SECURITIES ARE TO BE
       OFFERED OR EACH MARKET MAKER WHO IS ACQUIRING THE SECURITIES
       Raymond James and Associates
       880 Carillon Parkway
       St. Petersburg, FL 33716
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SEC USE ONLY      BROKER-DEALER FILE NUMBER


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   (c)  NUMBER OF SHARES OR OTHER UNITS (d) AGGREGATE MARKET VALUE
        TO BE SOLD
        (See Instr. 3(c))                  (See Instr. 3(d))
        13,334                              $460,125.00
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   (e)  NUMBER OF SHARES OR OTHER UNITS (f) APPROXIMATE DATE OF SALE
        OUTSTANDING
        (See Instr. 3(e)                    (See Instr. 3(f)
                                             (MO.DAY YR.)
        34,874,827                            02/26/03
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   (g)  NAME OF EACH SECURITIES EXCHANGE
        (See Instr. 3(g))
        NYSE
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
INSTRUCTIONS:
1. (a) Name of issuer
   (b) Issuer's I.R.S. Identification Number
   (c) Issuer's S.E.C. file
   (d) Issuer's address, including zip code
   (e) Issuers's telephone number, including area code

2. (a) Name of person for whose acount the securities are to be sold
   (b) Such person's I.R.S. identification number, if such person is an entity
   (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
   (d) Such person's address, including zip code

3. (a) Title of the class of securities to be sold
   (b) Name and address of each broker through whom the securities are intended to be sold
   (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
   (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
   (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
   (f) Approximate date on which the securities are to be sold
   (g) Name of each securities exchange, if any, on which the securities are intended to be sold


                        TABLE I -- SECURITIES TO BE SOLD
   Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:
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   TITLE OF             DATE YOU                NATURE OF
   THE CLASS            ACQUIRED                ACQUISITION TRANSACTION
   Common               02/26/03                Exercise of Stock Option
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   NAME OF PERSON FROM WHOM ACQUIRED            AMOUNT OF SECURITIES
   (If gift, also give date donor acquired)     ACQUIRED
    Initial Issuance                            13,334
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   DATE OF PAYMENT                              NATURE OF PAYMENT
   02/26/03                                     Cash
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INSTRUCTIONS:
1. If the securities were purchased and full payment therefore was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments, describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.
2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

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




              TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold
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   NAME AND ADDRESS OF SELLER
   NA
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   TITLE OF SECURITIES SOLD                     DATE OF SALE

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   AMOUNT OF SECURITIES SOLD                    GROSS PROCEEDS

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REMARKS:




INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

                                    02/27/03
                           --------------------------
                                 DATE OF NOTICE

ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.



BY: /s/ Thomas A. Lewis
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              (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.
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ATTENTION: Intentional misstatements or omission of facts constitute Federal
Criminal Violations (See 18 U.S.C. 1001)
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